UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                     Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

AMERICAN WATER WORKS COMPANY, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

American Water Works Company, Inc., a Delaware corporation (“American Water” or the “Company”), is filing the following information with the U.S. Securities and Exchange Commission (the “SEC”) as definitive additional materials pursuant to Rule 14a-6(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in connection with the solicitation of proxies for American Water’s 2022 Annual Meeting of Shareholders (the “Annual Meeting”), to be held virtually on Wednesday, May 11, 2022, at 10:00 a.m., Eastern time. On March 29, 2022, American Water filed a definitive proxy statement (the “Proxy Statement”) and a definitive form of proxy card with the SEC in connection with the 2022 Annual Meeting. The following information supplements the Proxy Statement and is being filed with the SEC and is first made available to shareholders on or about May 5, 2022.

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Additional Information on Shareholder Proposal No. 5

On Thursday, May 5, 2022, American Water issued its 2021 Inclusion, Diversity & Equity Report (the “ID&E Report”). The ID&E Report supports American Water’s commitment to ID&E data transparency and discloses various metrics related to ID&E. Also, as noted in the Proxy Statement, the ID&E Report includes consolidated 2020 EEO-1 data for American Water and its subsidiaries. Investors may review the ID&E Report and other data and information about American Water’s ID&E journey at DiversityatAW.com.

Information contained on any American Water website is not a part of this supplement or the Proxy Statement, and the website reference herein is not intended to be made through an active hyperlink.

Additional Information on Proposal No. 1

Effective October 22, 2021, Admiral James G. Stavridis, a current director of American Water and a director nominee, was appointed as a member of the Board of Directors of Fortinet, Inc. (Nasdaq: FTNT), a provider of cybersecurity and networking solutions for organizations.